Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of MRV Communications, Inc. for the registration of 19,858,156 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2006, with respect to the consolidated financial statements of MRV Communications, Inc., MRV Communications, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of MRV Communications, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Woodland Hills, California
April 13, 2006